INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Microchip Technology Incorporated:

We consent to incorporation by reference in the registration statements (No. 33-59686, No. 33-80072, No. 33-81690, No. 33-83196, No. 86-062904 and No.
333-40791) on Form S-8 of Microchip Technology Incorporated of our report dated April 20, 1999, relating to the consolidated balance sheets of Microchip Technology Incorporated and subsidiaries as of March 31, 1999 and 1998, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended March 31, 1999, which report appears in the March 31, 1999 annual report on Form 10-K of Microchip Technology Incorporated.




Phoenix, Arizona
May 17, 1999